Exhibit 99.1

CIBER, Inc.

6363 S. Fiddler’s Green Circle, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

Contact:	Jon Lentz	Gary Kohn
	Media Relations	Investor Relations
	303-220-0100	303-625-5256
	jlentz@ciber.com	gkohn@ciber.com

JEAN-FRANCOIS HEITZ APPOINTED TO CIBER’S BOARD OF DIRECTORS

GREENWOOD VILLAGE, Colo. —  June 16, 2011 — CIBER (NYSE: CBR), a global information technology consulting and managed services company, today announced that Jean-Francois Heitz has been appointed to its Board of Directors. Heitz will serve as an independent director and a member of the Audit Committee. His appointment as a Class I director is effective immediately, and he will stand for election at the company’s 2013 annual meeting.

“The strength of our board rests on its members. With his deep financial and operational expertise, and vast experience in the international marketplace working with a valued partner and market leader, Jean-Francois is a notable addition to the board,” said Paul Jacobs, Esq., CIBER Chairman. “His insight will be instructive as the board takes an increasingly active role in directing CIBER to become an even greater force in its marketplace.”

Heitz served as deputy CFO for Microsoft Corp. from 2000 to 2003. He assisted the CFO in leading the company’s global finance, administration, IT and operations division, where he primarily focused on deals, governance, integration of acquisitions and cross-organization issues. He also served as proxy to the CFO as needed.  Until April 2000, Heitz held the post of corporate treasurer, responsible for all capital markets, global cash management, foreign exchange, corporate finances, credit and risk management activities for the business. In 1999 he received the Alexander Hamilton Award naming him “Treasurer of the Year.”

Before joining Microsoft in 1989, Heitz worked in various finance and business roles at Matra SA (now Group Lagardere), a French multinational high-tech conglomerate; in sales and marketing at the European subsidiary of Envirotech Corp.; and in operations research with Air Liquide.

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Heitz serves on the boards of, and leads audit committees for, several public and private companies, including Arc International and Total Immersion. He is on Advisory Boards for the Stanford Technology Venture Program and two technology funds. Additionally, he is a member of the Board of Trustees of the Overlake School and the Seattle Symphony Orchestra, where he also serves as President of the Seattle Symphony Foundation.

About CIBER, Inc.

CIBER, Inc. is a global information technology consulting, services and outsourcing company applying practical innovation through services and solutions that deliver tangible results for both commercial and government clients. Services include application development and management, ERP implementation, change management, project management, systems integration, infrastructure management and end-user computing, as well as strategic business and technology consulting. Founded in 1974 and headquartered in Greenwood Village, Colorado, CIBER has more than 8,500 employees and operates in 19 countries, serving clients in North America, Europe and Asia/Pacific. Annual revenue in 2010 was $1.1 billion. CIBER trades on the New York Stock exchange (NYSE: CBR), and is included in the Russell 2000 Index and the S&P Small Cap 600 Index. For more information, visit www.ciber.com.

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